Exhibit 99.1

MARCH 27, 2013
Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 21, 2014, Frozen Food Gift Group, Inc., (“Company” or “FROZ”) entered into a Share Exchange Agreement (“Agreement”) with APT Group, Inc., (“APT”) pursuant to which the shareholders of APT exchanged up to one hundred percent (100%) of the total issued and outstanding shares of APT (“APT Shares”) for Company Shares (“Exchange Shares”), resulting in APT being a wholly-owned or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

The Agreement was consummated (the “Closing”) on March 27, 2014, in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. In mutual agreement, FROZ and APT amended the Agreement by waiving any conditions of the Agreement that have not yet been satisfied with the understanding that these items will be resolved post closing.
Item 3.02  Unregistered Sales of Equity Securities.

In connection with the Share Exchange Agreement, the Company will issue 2,735,501,964 shares of restricted $0.00001 par value common stock to the shareholders of APT.  The shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

The Company will issue 175,000,000 shares of restricted $0.00001 par value common stock to Mammoth Corporation (“Mammoth”) pursuant to an exchange agreement signed on March 17, 2014, whereby two purchased notes were exchanged for a restated promissory note issued by FROZ pursuant to a purchase agreement between Mammoth and the Lawrence A. Carrell Trust. The purchased notes were originally issued by APT Powersport and Utility Products, LLC, a wholly owned subsidiary of APT Group, Inc., which restated the notes in an agreement with Mammoth. FROZ assumed the restated note between APT and Mammoth pursuant to the Share Exchange Agreement between APT and FROZ. The shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

Item 5.02 Election and Departure of Directors and Officers.

On March 27, 2014, the Board of Directors of Frozen Food Gift Group, Inc., appointed Troy A. Covey and N. Douglas Pritt to serve as Directors of the Company. Mr. Troy A. Covey has served as the President of APT Group, Inc., and its subsidiaries from 2007 to present. N. Douglas Pritt is currently the Chief Executive Officer of Energy Revenue America, where he has served from 2012 to present. He had previously served as Chairman and Chief Executive Officer of NavStar Technologies, Inc., from 2002 through 2012.

On March 27, 2014, Matthew L. Schissler resigned as Chairman of the Board of Directors of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.

On March 27, 2014, Jonathan F. Irwin resigned as the Chief Executive Officer, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.

On March 27, 2014, John A. Berkeridge, Jr., resigned as a member of the Board of Directors of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.

MAY 08, 2013	S1 REGISTRATION STATEMENT
JUNE 03, 2013
ITEM 1.01    Execution of Material Contract

On June 1, 2013, the Company issued a convertible promissory note in the amount of $12,000. The Company is to pay the principal amounts plus 10% interest on June 1, 2014, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock.

JULY 01, 2013
ITEM 1.01     Execution of Material Contract

On July 1, 2013, the Company issued a convertible promissory note in the amount of $12,000. The Company is to pay the principal amounts plus 10% interest on July 1, 2014, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock.

JULY 10, 2013	Item 3.03 Material Modification to Rights of Security Holders See Item 5.03 below. Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
JULY 17, 2013 AUGUST 08, 2013
Item 3.02 Unregistered Sales of Equity Securities
ITEM 1.01 Execution of Material Contract

On August 8, 2013, the Company issued a convertible promissory note in the amount of $11,273. The Company is to pay the principal amounts plus 10% interest on August 8, 2014, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock.

OCTOBER 09, 2013
Item 1.01
Entry into a Material Definitive Agreement.
On October 9, 2013, the Company issued a convertible promissory note in the amount of $23,500. The Company is to pay the principal amount plus 10% interest on October 9, 2014, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock.

NOVEMBER 19, 2013
ITEM 1.01 Execution of Material Contract
On November 19, 2013, the Company issued a convertible promissory note in the amount of $10,772. The Company is to pay the principal amount plus 10% interest on November 19, 2014, to the extent such principal amount and interest has not been repaid or converted into the Company's Common Stock.

FEBRUARY 10, 2014	ITEM 8.01 Other Events Press release announcing definitive agreement to merge with APT Motovox
FEBRUARY 12, 2014
Item 1.01.      Entry into a Material Definitive Agreement

On February 12, 2014, the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs. Frozen Food Gift Group, Inc, Case Number  2014 CA 000862 NC (the “Action”). IBC commenced the Action against us to recover an aggregate of $51,919.50 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain research, technical, development and legal services. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding on February 14, 2014.

FEBRUARY 28, 2014
Item 8.01  Other Events.

On February 28, 2014 Frozen Food Gift Group, Inc. (the “Company”) and APT Motovox entered into an extension, until March 14, 2014,  to close the definitive merger agreement, as announced in a press release on February 10, 2014.   The press release stated that the Parties expected the merger to close on or before March 1, 2014.  Both parties are committed and comfortable in the transaction closing by March 14, 2014, barring any unforeseen circumstances.

MARCH 03, 2014	Request to Withdraw Registration Statement on Form S-1 (RW) filed on Jule 06, 2013
MARCH 11, 2014
Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2014, the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Amended and Restated Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs. Frozen Food Gift Group, Inc., Case No. 2014 CA 000862 NC (the “Action”).

IBC released a claim in the original Settlement Agreement (as filed on Form 8-K on February 14, 2014) that may have prohibited the Company from taking part in a merger transaction.

Item 1.02 Termination of a Material Definitive Agreement.

On March 12, 2014, the Company assigned a royalty agreement dated October 1, 2013, with Global Specialty Products, Inc., to Rapid Fire Marketing, Inc. (“Assignee”). In exchange for the sale of the Company’s material asset, the Company will receive the sum of $10,000 in the Assignee’s restricted common stock.

Item 1.02 Termination of a Material Definitive Agreement.

On March 12, 2014, the Company entered into an Agreement to terminate an Independent Contractor Agreement with two individuals dated July 31, 2009. The Parties agreed that upon issuance of a sum of $16,000 of the Company’s restricted Common stock, any obligations of the Parties to each other shall be released and discharged, and each of the Parties shall immediately be bound to comply with the terms of full release.

Item 8.01 Other Events.

On March 14, 2014, Frozen Food Gift Group, Inc. (the “Company”) and APT Motovox agreed to extend the deadline to sign a definitive share exchange agreement until March 21, 2014.  The proposed agreement pertains to the transaction which was announced in a press release on February 10, 2014.  The press release stated that the Parties expected the transaction to close on or before March 1, 2014.  The parties are continuing to work diligently to complete the transaction, and the Company is comfortable that the definitive agreement will be signed by March 21, 2014, barring any unforeseen circumstances.

MARCH 21, 2014	Item 1.01. Entry into a Material Definitive Agreement

On March 21, 2014, the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Court”), entered an Order Granting Approval of Settlement Agreement (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement (the “Settlement Agreement”) between the Company and IBC Funds, LLC, a Nevada limited liability company (“IBC”), in the matter entitled IBC Funds, LLC, vs. Frozen Food Gift Group, Inc., Case No. 2014 CA 001547 NC (the “Action”). IBC commenced the Action against us to recover an aggregate of $37,875.00 of past-due accounts payable, which IBC had purchased from certain of our vendors pursuant to the terms of separate claim purchase agreements between IBC and each of the respective vendors (the “Assigned Accounts), plus fees and costs (the “Claim”). The Assigned Accounts relate to certain research, technical, development and legal services. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement became effective and binding on March 21, 2014.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to IBC or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder), result in the beneficial ownership by IBC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 9.99% of the Common Stock.

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2014, Frozen Food Gift Group, Inc. (“FROZ”) entered into an Exchange Agreement with Mammoth Corporation (“Mammoth”) to exchange two purchased notes for a restated promissory note issued by FROZ pursuant to a Purchase Agreement between Mammoth and the Lawrence A. Carrell Trust. The purchased notes were originally issued by APT Powersport and Utility Products, LLC, a wholly owned subsidiary of APT Group, Inc. (“APT”), which restated the notes in an agreement with Mammoth. FROZ has assumed the restated note between APT and Mammoth pursuant to a merger transaction between APT and FROZ.

The restated note is a convertible promissory note in the principal amount of $660,000 due nine months from the issuance date bearing no interest. FROZ is to pay the principal amount on December 17, 2014, to the extent such principal amount has not been repaid or converted into the Company's Common Stock.

MARCH 27, 2014	Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 21, 2014, Frozen Food Gift Group, Inc., (“Company” or “FROZ”) entered into a Share Exchange Agreement (“Agreement”) with APT Group, Inc., (“APT”) pursuant to which the shareholders of APT exchanged up to one hundred percent (100%) of the total issued and outstanding shares of APT (“APT Shares”) for Company Shares (“Exchange Shares”), resulting in APT being a wholly-owned or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

The Agreement was consummated (the “Closing”) on March 27, 2014, in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. In mutual agreement, FROZ and APT amended the Agreement by waiving any conditions of the Agreement that have not yet been satisfied with the understanding that these items will be resolved post closing.

Item 3.02  Unregistered Sales of Equity Securities.

In connection with the Share Exchange Agreement, the Company will issue 2,735,501,964 shares of restricted $0.00001 par value common stock to the shareholders of APT.  The shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

The Company will issue 175,000,000 shares of restricted $0.00001 par value common stock to Mammoth Corporation (“Mammoth”) pursuant to an exchange agreement signed on March 17, 2014, whereby two purchased notes were exchanged for a restated promissory note issued by FROZ pursuant to a purchase agreement between Mammoth and the Lawrence A. Carrell Trust. The purchased notes were originally issued by APT Powersport and Utility Products, LLC, a wholly owned subsidiary of APT Group, Inc., which restated the notes in an agreement with Mammoth. FROZ assumed the restated note between APT and Mammoth pursuant to the Share Exchange Agreement between APT and FROZ. The shares were authorized for issuance pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

Item 5.02 Election and Departure of Directors and Officers.

On March 27, 2014, the Board of Directors of Frozen Food Gift Group, Inc., appointed Troy A. Covey and N. Douglas Pritt to serve as Directors of the Company. Mr. Troy A. Covey has served as the President of APT Group, Inc., and its subsidiaries from 2007 to present. N. Douglas Pritt is currently the Chief Executive Officer of Energy Revenue America, where he has served from 2012 to present. He had previously served as Chairman and Chief Executive Officer of NavStar Technologies, Inc., from 2002 through 2012.

On March 27, 2014, Matthew L. Schissler resigned as Chairman of the Board of Directors of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.

On March 27, 2014, Jonathan F. Irwin resigned as the Chief Executive Officer, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.

On March 27, 2014, John A. Berkeridge, Jr., resigned as a member of the Board of Directors of Frozen Food Gift Group, Inc. There was no disagreement with the Company on any matter in connection with his departure.